Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED.

Confidential portions of this document have been redacted and have been separately filed with the Commission.

SUB-ADVISORY AGREEMENT BETWEEN ROTELLA CAPITAL MANAGEMENT, INC.
AND ADF TRADING COMPANY XI, LLC DATED JUNE 21, 2011

Sub-Manager Agreement

This AMENDED AND RESTATED SUB-MANAGER AGREEMENT (the “Agreement”) dated as of June 1, 2012, by and among: (i) Aspen Diversified Fund LLC (the “Master Fund”), a Delaware limited liability company, the principal place of business of which is 4200 Northside Parkway, Building Eleven, Suite 200, Atlanta, GA 30327; (ii) Aspen Partners, Ltd. (“Aspen” or “Investment Advisor”), a Delaware S-Corporation, the principal place of business of which is 4200 Northside Parkway, Building Eleven, Suite 200, Atlanta, GA 30327; and (iii) Rotella Capital Management, Inc. (the “Sub-Manager”), a Nevada corporation, the principal place of business of which is 800 Bellevue Way NE, Suite 200, Bellevue, WA 98004 (each, a “Party” and together, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Master Fund invests all or substantially all of its assets in an actively managed portfolio as more fully described in the Offering Memorandum of Aspen Diversified Fund LLC dated December 1, 2010, as the same may from time to time be supplemented, restated or amended (the “Memorandum”);

WHEREAS, the Master Fund has retained Aspen as its Investment Advisor who will seek to implement the overall investment objective described in the Memorandum by allocating assets to sub-managers;

WHEREAS, the Sub-Manager, inter alia, provides discretionary speculative trading services to Master Fund accounts in futures, options, options on futures in a variety of financial and commodity interests, as well as over-the-counter foreign currency spot, forward and options contracts (“Commodity Interests”) pursuant to the Sub-Manager’s TEXO trading program, as described in the disclosure statement attached hereto as Exhibit A as the same may from time to time be supplemented, restated or amended upon notice to the Investment Advisors (the “Sub-Manager Disclosure Statement”);

WHEREAS, the Investment Advisor and the Master Fund (each, an “Aspen Party” and together, the “Aspen Parties”) retained the Sub-Manager to provide commodity trading advice in order to assist in the implementation of the Master Fund’s investment objectives as described in the Memorandum pursuant to the Sub-Manager Agreement by and among the Master Fund, the Investment Advisor and the Sub-Manager dated as of June 21, 2011 (the “Original Agreement”); and

WHEREAS, the Parties now wish to continue their commodity trading advisory arrangement and amend and restate the Original Agreement to reflect the terms set forth in the Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, the Parties agree as follows:

1.                Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Memorandum.

2.                Commodity Trading Advisory Services. With regard solely to that portion of the Master Fund’s assets which the Investment Advisor, at their sole discretion, may from time to time determine to allocate to the Sub-Manager (the “Allocated Assets”) that are deposited in one or more brokerage accounts at the Clearing Broker (as hereinafter defined) (collectively, the “Sub-Account”), and at all times in accordance with and subject to: (i) the supervision and supervening authority of the Investment Advisor of the Master Fund, (ii) all provisions of the Sub-Manager Disclosure Statement and the Memorandum, (iii) all additional terms, conditions and restrictions contained in the addendum annexed hereto which shall constitute a part of this Agreement (the “Addendum”), and (iv) all other terms of this Agreement, the Sub-Manager is responsible for making all Commodity Interests trading and investment decisions on behalf of the Master Fund, and agrees and shall be authorized to:

(a)            manage all aspects of the commodity trading advisory services provided to the Sub-Account, including selecting and evaluating investment of the Allocated Assets so long as the Sub-Manager directs the investment of such Allocated Assets in accordance with the Memorandum and consistent with the Investment Objective and Policies of the Master Fund as set forth therein;

(b)            effect purchases, sales and other transactions using the Allocated Assets;

(c)            direct custodians to deliver funds or securities for the purpose of effecting transactions, and to instruct custodians to exercise or abstain from exercising any privilege or right attaching to such assets;

(d)           make all decisions relating to the manner, method and timing of investment transactions, to select brokers, dealers and Commodity Interests counterparties for the execution of any transaction, and to negotiate and enter into give-up, executing and other trading agreements for and in the name of the Master Fund (but not the brokerage agreements of the Clearing Broker, which shall be negotiated and entered into by the Master Fund or the Investment Advisors); and

(e)            trade on margin (and leverage assets allocated to it up to the level and subject to all conditions set forth in the Addendum) with banks, brokers, or other financial institutions on behalf of the Sub-Account.

In exercising its rights and carrying out its duties hereunder, the Sub-Manager is authorized to act for the Master Fund’s behalf within the scope of this Agreement either itself or wholly or in part through its authorized dealers or delegates in the same manner and with the same force and effect as the Master Fund might or could do.

Notwithstanding any other provision of this Agreement, the sole responsibility of the Sub-Manager shall be to manage the Allocated Assets in accordance with the provisions of this Agreement. The Sub-Manager shall not be responsible for the management, operation or administration of the Master Fund, or for marketing or offering any beneficial interests in the Master Fund to investors or prospective investors, nor shall the Sub-Manager act as the “sponsor” of any Aspen Party. Further, the Sub-Manager shall not be responsible for monitoring or responding to (or advising the Master Fund or the Investment Advisor) any margin calls or any responsibilities with respect to the management of the cash or cash-equivalent instruments in the Sub-Account.

Any provision contained in this Agreement or elsewhere notwithstanding, the Sub-Manager shall at all times act to ensure its compliance and that of its principals, employees and agents, with the Margin-to-Equity Limits and the Maximum Drawdown Limits defined and specified in the Addendum. Should the Sub-Account at any time, whether through the intent or fault of the Sub-Manager or otherwise, incur net losses exceeding the Maximum Drawdown Limits or contain a position exceeding or otherwise not in compliance with the Margin-to-Equity Limits, the Sub-Manager shall immediately cease trading for the Sub-Account, and notify any one or more of the Contact Persons specified in the Addendum and in accordance with any further instructions contained therein or received from such Contact Persons at that time. In exercising its rights and carrying out its duties hereunder, the Sub-Manager is authorized to act for the Sub-Account within the scope of this Agreement either itself or wholly or in part through its authorized dealers or delegates in the same manner and with the same force and effect as the Investment Advisor might or could do.

The Master Fund shall be under no obligation to deposit actual funds in the Sub-Account. To the extent that actual funds are not deposited in the Sub-Account, the Master Fund and the Investment Advisor shall make available for the benefit of the Sub-Account such actual funds deposited in other trading accounts of the Master Fund at the Clearing Broker (defined below) as shall be necessary to support the margin requirements of the Sub-Account.

The level of trading risk applicable to the Allocated Assets in the Sub-Account shall in the aggregate be based on the “Nominal Account Size”, as described in this paragraph. The initial Nominal Account Size shall be as set forth in the Addendum, and shall be adjusted periodically as set forth in this paragraph. The Nominal Account Size shall automatically be adjusted for a calendar month as of the first Business Day of such month by the net realized and unrealized gains, accrued interest, and other income and expenses incurred by the Sub-Account as of the last Business Day of the prior calendar month. In addition, the Investment Advisor may: (i) increase or decrease the Nominal Account Size; and/or (ii) increase or decrease the Margin-to-Equity Limits; in either case effective as of the close of business on the last Business Day of the month or such other Business Day reasonably determined by the Investment Advisor (each, an “Effective Date”), by sending written notice (which may be by e-mail) to the Sub-Manager no later than 12 pm Pacific time on the last Business Day prior to the Effective Date. For purposes of this Agreement, the term “Business Day” shall mean any day which the futures markets are open in the United States. For example, an increase or decrease in the Nominal Account Size must be received by the Sub-Manager by 12 pm Pacific time on the second to last business day of the month to be effective as of the first business day of the following month.

Initially, Newedge USA, LLC shall serve as the clearing broker for the Sub-Account (the “Clearing Broker”), and in that capacity shall clear and settle all transactions in Commodity Interests entered into by the Master Fund. The brokerage agreements of the Clearing Broker shall be negotiated and entered into by the Master Fund or the Investment Advisor, as applicable. Additional or replacement Clearing Brokers may be selected from time to time that are mutually acceptable to the Investment Advisor and the Sub-Manager.

3.                Compensation and Expenses.

(a)            Management Fee. If provided for in the Addendum, the Master Fund shall pay the Sub-Manager a management fee from the Sub-Account, that is accrued monthly (prior to the accrual of the Performance Fee, as defined herein) in arrears as of the last Business Day of each calendar month and payable quarterly, which shall be calculated as a percentage of the Nominal Account Size and which percentage rate is specified in the Addendum (the “Management Fee”).

(b)            Performance Fee. The Master Fund shall pay the Sub-Manager a performance fee from the Sub-Account that is accrued monthly and payable quarterly in arrears equal to the percentage set forth in the attached Addendum of the Net New Profits (as defined below), if any, attributable to the Allocated Assets for each Performance Period (as defined herein) (the “Performance Fee”).

“Performance Period” means the last day of each calendar quarter or the effective date that shares or interests in the Master Fund or any feeder fund therein are redeemed or transferred.

“New Net Profits” means (a) the sum of (i) the net of realized profits and losses during the Performance Period, (ii) the change in unrealized profits and losses on open positions during the Performance Period, minus (b) the sum of (i) the Management Fees (if any), as the case may be, for the Performance Period, and (ii) interest income and (iii) the total of any “carryforward losses” as of the beginning of the Performance Period. If New Net Profits are negative for any Performance Period, that negative amount will be a carryforward loss for the following Performance Period and must be recouped before a Performance Fee is payable. If New Net Profits are negative at the time of a redemption or transfer of shares or interests in the Master Fund or any feeder fund therein, then any loss attributable to those redeemed or transferred shares or interests shall be deducted from the carryforward losses.

(c)            The Performance Fee, if any, is payable quarterly and will accrue monthly on the books of the Master Fund at the applicable rate. The Performance Fee will be subject to high water marks; such Fees are calculated on a cumulative basis and are not payable until all prior carryforward losses with respect to the Allocated Assets have been recouped as described in the prior paragraph.

(d)           The Management Fee (if any) and the Performance Fee will be calculated by the Master Fund’s administrator and confirmed by the Investment Advisor and a statement will be sent to the Sub-Manager detailing in reasonable detail the Management Fee (if any) and the Performance Fee due. If the Sub-Manager does not object to such statement within four (4) Business Days of the receipt thereof, such statement shall for all purposes be deemed to be conclusively correct.

(e)               The Sub-Manager agrees, any contrary provision notwithstanding, that other than the fees which may be payable by the Master Fund as set forth hereinabove, the Sub-Manager shall not realize or accrue any fees, benefits or consideration from any source whatsoever in connection with its services under this Agreement.

4.                  Activities and Qualifications of The Sub-Manager And Allocation Of Investment Opportunities: Certain Conflicts Of Interest.

(a)            The Parties acknowledge that the services which the Sub-Manager renders to the Investment Advisor and the Master Fund hereunder are not exclusive. The Sub-Manager advises and will continue to advise other client accounts as well as its own proprietary accounts and those of its Affiliates (as hereinafter defined), and will devote such time as may be reasonably required to perform its duties hereunder. In addition, the Sub-Manager serves as manager or co-manager of other investment vehicles or accounts engaged in investment activities, and the Sub-Manager may invest its own funds in one or more such investment vehicles or accounts. The Sub-Manager may form or furnish advisory services to such investment vehicles or accounts in the future. The Investment Advisor and the Master Fund acknowledge that the Sub-Manager may give advice and take actions in the performance of its duties with respect to any of its other client, proprietary or affiliated accounts, which may differ from advice given, or the timing or nature of any action taken hereunder.

(b)            The Investment Advisor and the Master Fund acknowledge that the Sub-Manager will from time to time invest the Allocated Assets in Commodity Interests also purchased by other clients of the Sub-Manager or accounts managed by the Sub-Manager, including its own proprietary accounts and those of its Affiliates (collectively, “Other Accounts”). The Sub-Manager will, under normal conditions, allocate investment opportunities among the Master Fund and Other Accounts on a fair and equitable basis, subject to applicable law and client guidelines. From time to time, not all transactions in a specific Commodity Interest will be accomplished for all client or other accounts at the same time or at the same price.

(c)            In certain circumstances, the Sub-Manager may form other pooled investment vehicles or accounts for the purpose of making a particular investment. The Sub-Manager and Other Accounts may also invest in such investment vehicles or accounts.

(d)           The Parties acknowledge that the Sub-Manager and its members, officers, directors, or employees and their respective Affiliates may from time to time have positions in investments recommended to clients, including the Master Fund. Such transactions may differ from or be consistent with the advice given, or the timing or nature of the Sub-Manager’s action or actions with respect to the Master Fund.

(e)            Except as otherwise provided herein, the Sub-Manager shall bear all of its own costs and expenses incurred in the performance of its services provided pursuant to this Agreement, including those attributable to such office personnel, office space, office equipment and office services as may be required.

(f)             The Sub-Manager shall not be responsible for the investment, operating or other expenses of the Master Fund and the Investment Advisor.

(g)            The Sub-Manager represents and warrants that it possesses and at all relevant times shall possess all applicable legal and regulatory qualifications in all applicable jurisdictions to perform the activities contemplated hereunder, including without limitation, current registration with the U.S. Commodity Futures Trading Commission (“CFTC”) as a Commodity Trading Advisor (“CTA”) and membership in good standing in the National Futures Association (“NFA”) in the same capacity or valid and continuing exemption therefrom.

5.                Delegation. Neither the responsibilities nor liabilities under this Agreement can be assigned by the Sub-Manager without the approval of the Investment Advisor.

6.                Access to Information. Subject to Section 12, at the request of the Investment Advisor, and of the Master Fund, as the case may be, the Sub-Manager shall afford to their respective independent auditors reasonable access to documents pertaining to the Sub-Account’s activities during customary business hours and shall permit such auditors to make copies thereof or extracts therefrom at the expense of the requesting Party.

7.                Scope of Liabilities and Indemnification.

(a)               The Sub-Manager hereby agrees to indemnify the Investment Advisor, the Master Fund, any feeder fund thereof, their Affiliates and each of their respective equity holders, officers, directors, employees, agents, successors, representatives and assigns (each, a “Fund Indemnitee”), and hold each Fund Indemnitee harmless against any and all demands, judgments, actions or causes of action, obligations, deficiencies, assessments, costs, penalties, interest, expenses (including, without limitation, reasonable fees and expenses of counsel), losses, claims, damages or liabilities (collectively, “Losses”) to which any Fund Indemnitee may become subject and arising out of or based upon a material breach of the Sub-Manager’s representations, warranties, covenants or agreements contained herein, or the fraud, gross negligence, willful misconduct or reckless disregard of the Sub-Manager, its principals, directors, officers and employees; provided, however, that the Sub-Manager shall not be liable under this Section 7(a) in respect of Losses to the extent that it is determined that such Losses resulted directly or indirectly from the fraud, gross negligence, willful misconduct or reckless disregard of any Fund Indemnitee. Expenses (including reasonable attorneys’ fees and expenses) incurred by any Fund Indemnitee in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to any lawsuits, investigations, claims or other proceedings (each, a “Claim”) arising in any manner out of or in connection with this Agreement shall be paid by the Sub-Manager in advance of the final disposition of such Claim; provided, however, that if such Fund Indemnitee is advanced such expenses and it is later determined that such Fund Indemnitee was not entitled to indemnification with respect to such Claim, then such Fund Indemnitee shall reimburse the Sub-Manager for such advances.

(b)              Each Aspen Party hereby agrees to jointly and severally indemnify each of the Sub-Manager, its principals and Affiliates, or any of their respective equity holders, officers, directors, employees, agents, successors, representatives and assigns (each, a “Sub-Manager Indemnitee”) and hold each Sub-Manager Indemnitee harmless against any and all Losses to which any Sub-Manager Indemnitee may become subject and arising out of, based upon or related to the services provided hereunder by the Sub-Manager to the extent that such Losses did not result directly or indirectly from the fraud, gross negligence, willful misconduct or reckless disregard of any Sub-Manager Indemnitee, or a material breach of the Sub-Manager’s representations, warranties, covenants or agreements contained herein. Expenses (including reasonable attorneys’ fees and expenses) incurred by any Sub-Manager Indemnitee in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to any Claim arising in any manner out of or in connection with this Agreement shall be paid by the indemnifying Aspen Party in advance of the final disposition of such Claim; provided, however, that if such Sub-Manager Indemnitee is advanced such expenses and it is later determined that such Sub-Manager Indemnitee was not entitled to indemnification with respect to such Claim, then such Sub-Manager Indemnitee shall reimburse such indemnifying Aspen Party for such advances.

(c)               The Sub-Manager shall not be liable to any Aspen Party or any other person under the terms of this Agreement, except for acts or omissions of the Sub-Manager which constitute a material breach of the Sub-Manager’s representations, warranties, covenants or agreements contained herein, or the fraud, gross negligence, willful misconduct or reckless disregard of the Sub-Manager, its principals, directors, officers and employees.

(d)              Each of the Master Fund, the Investment Advisor, and the Sub-Manager hereby further agrees that:

(i)                 its indemnification and reimbursement obligations set forth above shall apply whether or not the party seeking indemnification is a formal party to any Claim;

(ii)               without the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed, it shall not enter into any settlement of any Claim unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all persons entitled to indemnification from such Claim under this Agreement;

(iii)             if any indemnification or reimbursement sought pursuant to this Agreement is judicially determined to be unavailable, then it shall contribute to the Losses for which such indemnification or reimbursement is held unavailable (A) in such proportion as is appropriate to reflect the relative benefits to it on the one hand, and the other party on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (B) if the allocation provided by clause (A) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (A) but also its relative faults on the one hand, and the other party on the other hand, as well as any other equitable considerations; and

(iv)             persons entitled to indemnification hereunder are entitled to retain separate counsel of their choice in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement, and in no event shall the indemnifying Parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; provided, however, that each indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (A) the use of counsel chosen by the indemnifying Party to represent such indemnified party would present such counsel with a conflict of interest, (B) the actual or potential defendants in, or targets of, any such action include both such indemnified party and the indemnifying Party and such indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying Party, (C) the indemnifying Party shall not have employed counsel satisfactory to such indemnified party to represent such indemnified party within a reasonable time after notice of the institution of such action, or (D) the indemnifying Party shall authorize such indemnified party to employ separate counsel at the expense of the indemnifying Party.

(e)            Notwithstanding any other provision of this Agreement, the Sub-Manager shall not be liable to the Master Fund or any holder of shares of the Master Fund or any feeder fund thereof, for any taxation assessed upon or payable by any of them or the feeder funds wheresoever the same may be assessed or imposed and whether directly or indirectly except for such taxation as shall be attributable to gross negligence, willful misconduct, or reckless disregard in the performance or non-performance by the Sub-Manager or persons designated by it of its obligations or duties. The Master Fund, shall indemnify and keep indemnified the Sub-Manager from and against all taxes not attributable to gross negligence, willful misconduct, or reckless disregard as aforesaid (wheresoever and by whomsoever imposed) on profits or gains of the Master Fund which may be assessed upon or become payable by the Sub-Manager and against all costs claims demands actions and proceedings in connection therewith.

(f)             Any indemnity expressly given to a party in this Agreement is in addition to and without prejudice to any indemnity provided by law.

8.                Legal Action By The Sub-Manager. The Sub-Manager shall not be required to take any legal action on behalf of the Master Fund unless fully indemnified to its reasonable satisfaction for all costs and liabilities that may be incurred or suffered by the Sub-Manager in connection therewith and if the Master Fund requires the Sub-Manager to take any action of whatsoever nature which in the reasonable opinion of the Sub-Manager might make the Sub-Manager liable for the payment of money or liable in any other way the Sub-Manager shall be and be kept indemnified in any reasonable amount and form satisfactory to the Sub-Manager as a prerequisite to taking action.

9.                Independent Contractor. For all purposes of this Agreement, the Sub-Manager shall be an independent contractor and not an employee, agent, partner or joint venturer of either the Investment Advisor or the Master Fund; nor shall anything herein be construed as making either the Investment Advisor or the Master Fund a partner or co-venturer with the Sub-Manager or any of its Affiliates. The Sub-Manager shall have no authority to act for or represent any Aspen Party, and an Aspen Party shall have no authority to act for or represent the Sub-Manager, in either case except as expressly provided herein or as otherwise specifically authorized in advance in writing by such Party.

10.            Information Concerning Activities. Subject to Section 12, the Sub-Manager shall provide to the Master Fund and the Investment Advisor, from time to time and on request, information regarding the activities related to this Agreement and/or the Sub-Account, (i) conducted by the Sub-Manager since the inception of this Agreement or since the most recent date on which the Sub-Manager provided information to the relevant Party regarding the activities of the Sub-Manager and (ii) proposed to be conducted by the Sub-Manager. Subject to Section 12, the Sub-Manager shall furnish information concerning the Sub-Manager and concerning the activities undertaken by it for the Master Fund as the Investment Advisor or the Master Fund may reasonably request.

11.            Authority. Each of the Parties hereby represents that it is duly authorized and empowered to execute, deliver and perform this Agreement and that such action does not conflict with or violate any provision of law, rule or regulation, contract, deed of trust, or other instrument to which it is a party or to which any of its property is subject, and that this Agreement is a valid and binding obligation enforceable in accordance with its terms.

12.            Confidentiality.

(a)            During the term and following the termination of this Agreement, the Aspen Parties on the one hand and the Sub-Manager on the other hand, agree to maintain in strict confidence the terms of this Agreement and any and all Confidential Information (as hereinafter defined) regarding the other Party or any of such Party’s Affiliates which it obtains pursuant to or in connection with this Agreement or the relationship created hereby and agrees that it shall not disclose any such Confidential Information to any person other than such Party’s attorneys and accountants unless required to do so by applicable laws, the request of any governmental, regulatory or self-regulatory agency, organization, exchange or other body (each, a “Regulatory Body”), or valid legal process. As used herein the term “Confidential Information” shall mean and include, but not be limited to, a Party’s and their Affiliates’ respective proprietary or confidential market and/or computerized investment approaches, trading systems or programs, mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, technical data, strategies and methodologies, trading advice, instructions, orders and fills, current and historical trading positions, business methods, trade secrets, internal marketing materials or memoranda, corporate policies, supervisory and risk control techniques and procedures, fee and compensation structures, trader trial programmes, client and investor lists and contact lists, knowledge of facilities and any books and records made available to any Party or Affiliate and any other proprietary materials or information; provided that the term Confidential Information shall not include any such information which is or has been made generally available to the public through the disclosure thereof in a manner which was authorized by the applicable Party or Affiliate and did not violate any common law or contractual rights of the applicable Party or Affiliate. Immediately upon the termination of this Agreement, each Party hereto shall return all such Confidential Information to each Party hereto, as applicable. The Parties each agree that neither they nor their Affiliates will use any Confidential Information for any purpose not in connection with this Agreement. Without limitation to the foregoing, (i) the Aspen Parties and their Affiliates shall not copy, license, misuse, misappropriate or reverse engineer or otherwise appropriate or make use of in any manner any of the Confidential Information of the Sub-Manager, including without limitation, trading results or current and historical trading positions directed by the Sub-Manager for the Sub-Account, and (ii) the Aspen Parties agree that neither they nor their Affiliates may use any Confidential Information of the Sub-Manager in the formulation or computation of any index aimed at being a replication of “commodity pool” returns the Aspen Parties or their Affiliates may create, sponsor or manage.

(b)            As used in this Agreement, the term “Affiliate” shall mean, with respect to a specified person: (i) any person that directly or indirectly through one or more intermediaries controls, alone or through an affiliated group, is controlled by, or is under common control with, such specified person; (ii) any person that is an officer, director, partner, trustee, or employee of, or serves in a similar capacity with respect to, such specified person (or an Affiliate of such specified person); or (iii) any person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified person or of which the specified person is directly or indirectly the owner of 10% or more of any class of equity securities or in which the specified person has a substantial beneficial interest.

13.            Use of Intellectual Property.

(a)            Neither the Aspen Parties, on the one hand, and the Sub-Manager, on the other hand, nor any of their respective Affiliates, will use the other Party’s or such other Party’s Affiliate’s trade or service marks, brand name(s), logo(s), distinctive marks and related material or any other Intellectual Property (as hereinafter defined) of the other without the express written permission of the other Party.

(b)            The term “Intellectual Property” contained in this Agreement means all rights to and in the names of a Party (including but not limited to, with respect to the Sub-Manager, the Sub-Manager’s name “Rotella”) or such Party’s Affiliate and all derivations and variations thereof; all registered and unregistered trademarks, service marks and applications and all other business names, brand names, internet domain names, devices, logos, get-up and signs (and whether or not registered or applied for) used by the respective Party or Affiliate, all copyright, rights in the nature of copyright, sui generis rights, design rights, and all other like rights in all parts of the world whether present or vested, future or contingent in the same or any derivation thereof used by the respective Party or Affiliate together with all the goodwill associated with or symbolized by any of the foregoing; and all accrued rights of action in relation to such rights (including the right to sue for and recover damages for past infringements).

(c)            Each Aspen Party agrees that neither it nor its Affiliates will use or appropriate the Sub-Manager’s name or any other information it receives from the Sub-Manager in the Memorandum or any other prospectus, offering document, or marketing or promotional material of an Aspen Party or its Affiliates without obtaining the prior written consent of the Sub-Manager and providing the Sub-Manager with a reasonable opportunity to review any such material in advance of its first use; provided, however, that the Aspen Parties may disclose to investors and prospective investors: (i) the name of the Sub-Manager; (ii) the then-current percentage allocation of Master Fund assets to the Sub-Manager for management; and (iii) the past performance of the Sub-Manager in a form provided by or otherwise reasonably acceptable to the Sub-Manager.

14.            Representations and Warranties of the Aspen Parties. Each Aspen Party represents, warrants and covenants to the Sub-Manager with respect to itself as follows, as applicable:

(a)            Such Aspen Party has complied, and will continue to comply, with all laws having application to their business, properties and assets, the violation of which might reasonably be expected, in such Aspen Party’s best knowledge and belief, to materially and adversely affect such Aspen Party’s ability to comply with and perform such Aspen Party’s obligations under this Agreement. As of the date hereof, there are no demands, claims, arbitrations, lawsuits, actions, mediations, proceedings, notices of investigation or investigations (collectively, “Proceedings”) pending or, to the best knowledge and belief of such Aspen Party, threatened against such persons regarding noncompliance with any applicable laws, or at law or in equity, or before or by any court, any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any Regulatory Body, in which an adverse decision might reasonably be expected, in such Aspen Party’s best knowledge and belief, to materially and adversely affect such Aspen Party’s ability to comply with or perform its obligations under this Agreement or result in a material adverse change in the condition, financial or otherwise, business or prospects of such Aspen Party.

(b)            Such Aspen Party has and will maintain all governmental, regulatory, self-regulatory and exchange licenses and approvals and has effected all filings and registrations with all relevant Regulatory Bodies, or alternatively has claimed any applicable exemptions from such requirements, required to conduct the Master Fund’s business or required to perform the Master Fund’s obligations under this Agreement, as applicable, including without limitation, registration with the CFTC as a CTA and/or Commodity Pool Operator and membership in good standing in the NFA in the same capacity or valid and continuing exemption therefrom.

(c)            The Master Fund represents that it is a qualified eligible person (“QEP”) as defined in CFTC Rule 4.7 under U.S. Commodity Exchange Act (“CEA”). The Aspen Parties consent to the Master Fund being treated by the Sub-Manager as an exempt account under CFTC Rule 4.7 under the CEA, and the Aspen Parties acknowledge that they will not receive a commodity trading advisor disclosure document from the Sub-Manager that contains all disclosures required by Part 4 of the CFTC rules.

(d)           The Memorandum and each Aspen Party’s other prospectus, offering documents, marketing and promotional material, and any other statements (whether written or oral) made by such Aspen Party to any investor, prospective investor or other third party in connection with the marketing, offer and sale of beneficial interests in the Master Fund or any feeder fund therein are and shall be complete and accurate in all material respects, do not and will not contain any misstatement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and comply and will comply in all material respects with any and all laws and regulations applicable to such Aspen Party.

(e)            The Master Fund is not, and during the term of this Agreement will not be, deemed to be “plan assets” subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended, as applicable.

(f)             The foregoing representations, warranties and covenants shall be continuing during the term of this Agreement and any renewal thereof, and if at any time any event shall occur which would make or tend to make any of the foregoing incomplete or inaccurate, such Aspen Party shall promptly notify the Sub-Manager of the occurrence of such event.

15.            Termination, Renewal, and Notice.

(a)            The initial term of this Agreement shall commence as of the date hereof. Thereafter this Agreement shall automatically renew for one (1) year periods. Notwithstanding the foregoing, this Agreement may be terminated by any Party at any time for any or for no reason, as of the close of business on any Business Day upon one (1) day prior written notice to the other Parties. In the event of termination, the provisions of Sections 3 (but only to the extent compensation earned up to the effective termination date remains unpaid), 6, 7, 12 and 13, as well as this Section, shall survive.

(b)            Notices by one Party to the other shall be made by e-mail, facsimile, certified mail return receipt requested, or by recognized private courier (e.g., Federal Express, Airborne Express, etc.) at the usual business location of such other Party unless otherwise notified in writing.

(c)            In the event a notice of termination is given hereunder to the Sub-Manager, then any action by the Sub-Manager with regard to the Master Fund after the date of such notice shall require the Master Fund’s or the Investment Advisor’s written consent.

16.            Modification; Waiver. Except as otherwise expressly provided herein, this Agreement shall not be amended nor shall any provision of this Agreement be considered modified or waived unless evidenced in writing and signed by the Parties hereto. Notwithstanding the foregoing, the Sub-Manager may amend the provisions of this Agreement with respect to any issue, without the consent of the Investment Advisor, Master Fund or shareholders of the Master Fund or any of its feeder funds, to the extent necessary to comply with any applicable regulatory requirements.

17.            Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties to and their respective successors, and their rights and obligations hereunder shall not be assignable, transferable or delegable without the written consent of the other Party hereto.

18.            Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Illinois applicable to contracts made and to be performed entirely therein without reference to choice of law principles.

19.            Headings. Headings and captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

20.            Counterparts. This Agreement may be signed in any number of counterparts. Any single counterpart or a set of counterparts signed in either case by the Parties hereto shall constitute a full and original Agreement for all purposes.

[Signature page follows:]

Pursuant to an exemption from the Commodity Futures Trading Commission in connection with accounts of Qualified Eligible Persons, this brochure or account document is not required to be, and has not been, filed with the Commission. The Commodity Futures Trading Commission does not pass upon the merits of participating in a trading program or upon the adequacy or accuracy of Commodity Trading Advisor disclosure. Consequently, the Commodity Futures Trading Commission has not reviewed or approved this trading program or this brochure or account document.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

AGREED & ACKNOWLEDGED:

Rotella Capital Management, Inc. (the “Sub-Manager”)		Aspen Partners, Ltd. (“Aspen” or “Investment Advisor”)
Name:	Rosemarie C. Rotella	Name:	Adam Langley

Signature:	/s/ Rosemarie C. Rotella	Signature:	/s/ Adam Langley

Date:	July 2, 2012	Date:	July 2, 2012

Aspen Diversified Fund LLC (the “Master Fund”)
Name:	Adam Langley

Signature:	/s/ Adam Langley

Date:	July 2, 2012

ADDENDUM

to Sub-Manager Agreement by and among

Aspen Diversified Fund LLC (“Master Fund”), Aspen Partners, Inc. (“Aspen” or “Investment Advisor”)

and

Rotella Capital Management, Inc. (“Sub-Manager”)

Compensation:

Management Fee [*]%

Performance Fee [*]%

Nominal Account Size:

Nominal Account Size: Initially $[*] million. The Nominal Account Size shall be adjusted as described in Section 2 of the Agreement.

Trading Limits:

•       Margin-to-Equity Limit: [*]% of Nominal Account Size

•       Maximum Drawdown Limit: Should the Sub-Manager (a) incur trading losses of [*]% or more in any one month or (b) experience trading losses at any time of [*]% from the Sub-Manager’s previous peak performance (i.e., a [*]% drop from Peak to Trough) (either, the “Maximum Drawdown Limit”), the Sub-Manager shall immediately stop trading for the Master Fund’s Sub-Account and notify the following officers of the Investment Advisor by telephone and e-mail at the following numbers/addresses:

Paul Morin, Co-Chief Investment Officer (908) 219-4107 pmorin@aspenpartners.com

Ben Warwick, Co Chief Investment Officer (303) 471-0244 bwarwick@aspenpartners.com

Adam Langley, Chief Compliance Officer (404) 879-5130 alangley@aspenpartners.com

Kenneth Banwart, Managing Partner (404) 879-5135 kbanwart@aspenpartners.com

[Signature page follows:]

__________________________

* Confidential treatment was initially requested for the Managed Account Agreement between Rotella Capital Management, Inc. and ADF Trading Company XI, LLC dated June 21, 2011 and subsequently granted on October 3, 2011 with respect to the omitted portions.

AGREED & ACKNOWLEDGED:

Rotella Capital Management, Inc.		Aspen Partners, Inc.
Name:	Rosemarie C. Rotella	Name:	Adam Langley

Signature:	/s/ Rosemarie C. Rotella	Signature:	/s/ Adam Langley

Date:	July 2, 2012	Date:	July 2, 2012

Aspen Diversified Fund LLC
Name:	Adam Langley

Signature:	/s/ Adam Langley

Date:	July 2, 2012

EXHIBIT A

SUB-MANAGER DISCLOSURE STATEMENT

Outline of Trading Strategy:

The Rotella TEXO Program identifies statistically significant pairs within defined market sectors and attempts to profit from the convergence/divergence of those pairs from their historical relationship. The TEXO portfolio invests in three asset classes and over 25 futures markets across North America, Europe, and Asia Pacific. A systematic investment process is coupled with discretionary leverage management to produce consistent returns with disciplined risk management, even in extreme market conditions such as those witnessed in 2008. TEXO was developed by an independent research group within Rotella Emerging Strategies and is managed by Veeru Perianan. The recommended minimum investment in the TEXO Program is $7,500,000 and maintaining an investment level below this amount may result in performance disparities relative to other accounts traded pursuant to the TEXO Program.